Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q1 2017

May 4, 2017; 4:30 p.m. ET

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Director of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO
Ryan McKenna	Vice President, Strategic Planning

ANALYST PARTICIPANTS

Christopher Nolan	FBR & Company
Helane Becker	Cowen and Company
Jamie Baker	JPMorgan
Jason Arnold	RBC Capital Markets
Kristine Liwag	BofA Merrill Lynch
Michael Linenberg	Deutsche Bank Research
Moshe Orenbuch	Crédit Suisse
Rajeev Lalwani	Morgan Stanley
Scott Valentin	Compass Point Research & Trading
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Good day, ladies and gentlemen, welcome to the First Quarter 2017 Air Lease Corporation Earnings Conference Call (Operator Instructions) As a reminder, this conference call is being recorded.

I'd now like to introduce our host for today's conference, Ms. Mary Liz DePalma. Ma'am, you may begin.

Mary Liz DePalma: Good afternoon, everyone, and welcome to Air Lease Corporation's earnings call for the first quarter 2017. This is Mary Liz DePalma. I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Executive -- Chief Executive Officer and President; Greg Willis, our Executive Vice President and Chief Financial Officer; and Ryan McKenna, our Vice President and Head of Strategic Planning.

Earlier today, we published our first quarter 2017 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 4, 2017, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense and stock-based compensation expense. These statements and any projections as to the company's future performance represent management's estimates of future results and speak only as of today, May 4, 2017.

These estimates involve risks and uncertainties that could cause actual results to differ immaturely from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of our risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we'll be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and the Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Well, thank you, Mary Liz. Good afternoon, everyone, and we appreciate all of you joining us this afternoon for what I believe will be an informative update on our first quarter results. For the first quarter of 2017, Air Lease reported net income of $85 million and diluted EPS of $0.78. Total revenues exceeded $350 million, an increase of 5% over the first quarter of 2016.

Rental of flight equipment grew 12% year-over-year, aligned with our asset growth during the same period. The business and earnings of Air Lease remained just as strong as we indicated on our last earnings call. We delivered leading adjusted pretax margin of 40.7% without the benefit of gains on sale of aircraft during the quarter and increased our adjusted pretax return on equity to 18.8%, up from 18.5% in the first quarter of 2016. Our overall portfolio lease yields remain unchanged, and our customers are performing well broadly.

We're in great shape on our forward placements. During the quarter, we signed 34 lease agreements and 19 letters of intent and are now 91% placed through 2019 and 72% placed through 2020. Our widebody placements continued their good momentum. In fact, 7 of the 9 press releases we have issued regarding lease placements since January 1 this year have been for hallmark widebody lease placements with great customers such as China Southern, Air New Zealand, Air Mexico, Air Canada, Sichuan LOT and Air Mauritius.

The lease rate factors on these placements are similar to the overall weighted average of our forward placements. Momentum has also continued nicely on our single-aisle placements, again, at yields consistent with last year, and we are continuing to seek additional units to fulfill customer requirements.

Due to the success of our aircraft sales program in 2016, wherein we sold more aircraft than we originally envisioned due to the sale of the Egypt fleet, we told you last quarter that there would be no or minimal incremental sales in the first quarter 2017. The market for trading used aircraft remained strong. But during Q1, we instead concentrated our aircraft sales to a strategically focused transaction called Thunderbolt for the profitable sale and forward management of 19 midlife aircraft from our fleet.

The equity raise and ABS financing for this venture has now concluded with all debt tranche levels highly oversubscribed beyond our expectations. The significance of this transaction goes well beyond the sale of this particular group of 19 aircraft. We believe this platform represents a repeatable successful structure for the sale of aircraft as they age from our fleet, hence, its strategic importance. Over time, this platform should allow us to further grow our management income and make aircraft sales more programmatic. Ryan will provide you with more color on Thunderbolt a little later in this call.

Now let me spend a moment discussing something we found disappointing as the quarter unfolded. Specifically, the growing delays on deliveries from Airbus, mainly surrounding Pratt & Whitney powered A320neos and 321neos, but also now creeping in on CFM power A320neos and A321neos as well as delays in the A350-900s unrelated to engines. In fact, as of now, not one single aircraft from Airbus is delivering on time to ALC in 2017.

It's important that you're aware that these further delays will shift our CapEx. As a quick example, 4 neos originally anticipated to deliver in 2017 are now being pushed into 2018. The commitment table in our filings takes into account the delays as we know them currently and Greg will provide you with more detail on quarterly CapEx for the year in his commentary.

We do anticipate that our 2018 Airbus deliveries will also be delayed, including the Rolls-Royce powered A330-900neos. It is important to remember that these delays are purely a timing issue for ALC's financial returns. They impact when the aircraft delivers and associated CapEx of that delivery, but they do not change or alter the terms or the length of the lease and economic value to ALC.

I think you will remember that many times during previous earnings calls and at conferences, we have explained that despite the optimism of the OEMs, we remained concerned about supply chain constraints at a critical time when both Airbus and Boeing are ramping up production to record high levels. These delays clearly indicate constraints in the supply-chain exist, especially on the engine side.

We believe, it goes beyond engines. Although we know industrially that all companies are using maximum efforts to say that we are disappointed, particularly with Pratt & Whitney and with Airbus, who are multi-decade suppliers and partners to us as a management team is an understatement. However, ALC remains highly focused on opportunistic aircraft acquisitions, especially in the face of these Airbus delays.

The market is strong for used Boeing 737-800s, and we found an airline needing to dispose of a good quantity from their fleet. We, therefore, took advantage of this market opportunity and reached agreement to purchase 11 additional Boeing 737 aircraft this year, 5 of which are scheduled to deliver by the end of the second quarter.

We've leased these aircraft to a variety of airlines, achieving new customers in the process and adding about $270 million in incremental CapEx for the year at attractive lease yields. Steve will provide more detail on this specific transaction as well as more color on the industry in his remarks coming soon.

We are seeing market opportunities in both single and twin-aisle aircraft and will continue to pursue incremental growth acquisitions where they make compelling economic sense. Overall, we're making good progress with incremental economically attractive aircraft acquisitions to help offset the Airbus delays.

So with that, let me now turn the call over to our Executive Chairman, Steven Hazy, who will provide further ALC remarks and color on the industry. Steve, over to you.

Steven F. Udvar-Hazy: Thanks, John. Overall, airlines continue to perform very well. The International Air Transport Association, IATA, reported this morning that in the first quarter of 2017, passenger traffic on a global scale grew 7% year-over-year.

This is meaningfully above the long run average of 5.5% annual traffic growth. When viewed together with more than 80% load factors across the industry, this data indicates ~~that~~ and confirms that there is a healthy business environment for airline operations broadly. Fuel prices continue to be manageable. And while interest rates may be rising very modestly in very small steps, airlines continue to have good access to capital. Our customer airline results continue to indicate the carriers are managing regulatory changes, capacity and competition well.

We at Air Lease have a record number of airline lease placement campaigns in progress for both single-aisle and new widebody aircraft with a significant geographic diversity.

Recently, we have witnessed aggressive action from labor unions, including Air Berlin and Alitalia being prime examples. As you know in the last few days, Alitalia, the Italian national carrier, has filed for extraordinary administrative action this week. And Air Lease does have 4 A330-200s with Alitalia to operate many of their long-range intercontinental operations, while Blackbird owns 1 E175 aircraft. Airline restructurings are nothing new in our business, and our team is ready and well equipped to handle the situation.

We're monitoring the developments in Italy closely, and our team speaks with the airline's management on a daily basis.

While extraordinary administrative actions are pending, Alitalia continues to operate our aircraft in their normal schedules as of today. And there is no immediate need to be aggressive or to pursue repossessions.

We would be happy to see Alitalia continue operating these aircraft, which as I said earlier, are important components in their current operations. Should circumstances change, we stand ready with various contingency plans and quickly deploy those activities, because these are high in demand assets for many, many airline customers.

I'd like to remind everyone that we structure our leases with robust security packages for situations just like this, which include cash security process and cash overall reserves. We will always work closely with our customers to determine the best possible outcome for all parties involved.

This regular communication of our airline strategies and fleet needs gives us the ability to react quickly when opportunities arise.

There is no better example of this than our recent transaction, which John alluded to earlier, for the purchase of 11 young 737-800 NG aircraft manufactured between 2009 and 2011 from Pegasus Airlines based in Istanbul, Turkey.

For the last several quarters, we have received numerous inbound requests from our airline customers globally that have demand for incremental 737-800s. And we became aware late last year that Pegasus was potentially accelerating a change in their aircraft composition. We moved quickly to acquire these jets. With placement already lined up for the planes, we're able to seamlessly execute new lease contracts, a number of which are with new airline customers for ALC. We will announce these placements and the new customers in due course as we normally do.

The first quarter of 2017 was very much a working quarter for our team. As you can see, it's been a busy 3 months. But all of our comments today should demonstrate to you the strength and resiliency of our business.

I wish to take this opportunity to thank everyone at ALC for their dedication, hard work and continue to execute our core business strategy, our strategic goal, while maintaining our commitment to our conservative investment grade profile, which provides ALC with the maximum flexibility to optimize and manage our business.

And with that, let me turn over the call to Greg Willis, our Executive Vice President and Chief Financial Officer.

Gregory B. Willis: Thank you, Steve. The results in the quarter were driven by our aircraft activity. Average net aircraft increased by 11.8% as did our rental revenue line item. We delivered 11 new aircraft from our pipeline, representing $825 million in capital expenditures. It should be noted that 40% of our CapEx occurred in the last 2 weeks of the quarter. And as such, we will receive the full earnings benefits from these aircraft in next quarter.

After adjusting for the timing of deliveries, you can see that our average portfolio lease rate factor, age and lease term remaining, all held constant on a weighted average basis. As John mentioned, we have been active in the forward placement of our aircraft. On a year-to-date basis, we now have a total of $24 billion in committed rentals on our current and future fleets. This continues to demonstrate a solid demand for the aircraft in our order book and provides us with a significant amount of visibility into the future. Aircraft sales, trading and other activities line item were down $21 million as compared to the prior year. This was primarily driven by our aircraft sales, and additionally, you will remember, we recorded a $3 million benefit from an insurance recovery, which further elevated Q1 2016 revenues.

As mentioned last quarter and our Q1 activity -- as mentioned last quarter and in our Q1 activity release, we completed the sale of the remaining 5 E-Jet aircraft to NAC. And as expected, these aircraft do not generate any accounting gains due to held-for-sale accounting. You remember that held-for-sale accounting requires us to stop depreciating aircraft once we agree to sell them, yet continue to report rental revenue as the purchase price is reduced. However, from an economic standpoint, these aircraft were all sold profitably.

Looking forward, we expect to close the sale of the 19 aircraft in the Thunderbolt transaction, representing approximately $400 million in aircraft. Accordingly, in April, we moved these aircraft to held-for-sale, and we expect to recognize a modest gain -- accounting gain on these aircraft upon their transfer. We expect these transfers to take place during the second and third quarters of this year.

While we anticipate sales increasing throughout the remainder of the year, we continue to expect total sales volumes to be below 2016 levels, with a majority occurring during the second half of the year.

During the quarter, we saw 2 unique items that are important to clearly identify. First, you will notice that SG&A was 6.3% of revenues as compared to 5.7% in the prior year. The increase is primarily due to $2 million of incremental expenses related to the Thunderbolt transaction, which incur -- which we incurred in the first quarter. The second relates to taxes. During the quarter, we adopted a new accounting standard requiring us to report additional tax expense in the period. As a result of the accounting rule change, we recognized $1.7 million of additional tax expense, causing our effective tax rate to increase by 1.3 percentage points. In the aggregate, these items represent additional expense of $3 million on an aftertax basis and approximately $0.03 per share.

Looking forward to the remainder of the year, we expect to deliver 20 aircraft from our order book and 11 aircraft sourced from the secondary market, representing approximately $1.7 billion in capital expenditures, $660 million in Q2, $250 million in Q3 and $860 million in Q4.

Moving on to the financing side of the business, we were active in the capital markets throughout the first quarter. We issued a $500 million 10-year unsecured bond at 3 and 5/8s. This was our first tenure issuance since September 2014, and our first issuance with our new ratings profile.

And as scheduled in early April, we repaid our $1.1 billion unrated, unsecured bond, which carried an interest rate of 5 and 5/8s, which was meaningfully above our composite cost of fund.

We also were active in the bank market. During 2017, we increased the capacity of our unsecured revolving credit facility by $500 million or 17%. Additionally, with the support of our global banking group, we extended the final maturity by 1 year to 2021, with pricing remaining unchanged at LIBOR plus 105 basis points.

We're pleased to report that as of the end of the first quarter, we had $2.9 billion in liquidity, providing us with a substantial amount of financial flexibility. Consistent with our financing strategy, we had 85% fixed rate debt and over 93% unsecured debt. We ended the quarter with a debt-to-equity ratio of 2.63:1. However, there is no change to our target debt equity ratio of 2.5:1.

Now we expect that you might have a few questions as it relates to Thunderbolt. So I'll now like to turn the call over to our Vice President, Ryan McKenna, who will provide you with additional color on the latest addition to our growing management business. Ryan?

Ryan McKenna: Thanks, Greg. Since the founding of Air Lease, we've articulated a very clear company strategy of being an order book lessor with low leverage balance sheet to finance the aircraft by investment grade unsecured corporate debt and looks to own aircraft for the first third of their useful life. In keeping with this strategy, we've been very active in selling aircraft over the past 3 years and sold over $2.1 billion in aircraft asset to third parties at healthy 8% gains over our holding cost.

Blackbird Capital I extended our capabilities with a committed pool of blind equity and debt capital that allowed us to capture profitable incremental lease transactions that would otherwise have been acquired by

ALC, if not for our commitment to target a 2.5:1 debt-to-equity ratio and our company's concentration limits. We saw excess demand from our customers, and the Blackbird platform provided us with an additional pool of capital to service these needs. And we expect to share more on Blackbird II with the appropriate time in the coming weeks.

With the Thunderbolt platform now launched, ALC has an additional new tool that supplements Blackbird and is also complementary to ALC's business. ALC's competitive advantage starts with the depth and strength of our airline relationships. As we look forward in the years ahead, where more aircraft in our fleet will reach 8 years of age, ALC has the full leasing, technical and management capabilities in-house to handle our customer's midlife needs just like we do for their new aircraft requirements. The Thunderbolt platform now provides a new source of capital and a replicable structure that will allow us to service those customer needs and keep these assets under ALC management.

We've always had a very transparent strategy for acquiring aircraft to our order book. And now with Thunderbolt, we've developed a similarly programmatic sales and management platform for aircraft that reached their midlife phase.

Yesterday, we closed the first Thunderbolt aircraft lease securitization. The transaction featured the sale of the portfolio of 19 aircraft aged between 10 and 15 years that were owned by ALC to a group of 3 equity buyers. This pool consist of midlife 737s, A320s and A330, which has an average age of 12.5 years and has just over 3 years remaining on lease.

In order to finance the transaction, we arranged an asset-backed security called TBOLT 2017-1 that closed concurrently with the equity. From an ALC portfolio perspective, this will help to maintain the age and lease duration of ALC's owned fleet in the future.

More importantly, perhaps, this should further demonstrate ALC's investors the value of our owned assets relative to the negative use of certain appraisal firms. We were able to reach agreement on the sales price that provides a modest gain over ALC's holding cost and significantly above the value that are published by Ascend and AVITAS.

We've developed an innovative alignment structure that appeals to the investors in the Thunderbolt platform. While ALC will not retain any equity in the Thunderbolt pool of assets, we will have strong incentives to deliver excellent results through an earn-out structure that we've developed. Much like fund managers that get compensated significantly when outperforming their benchmark indexes, we believe that we can deliver results above an aviation industry benchmark as a leading leasing platform.

So in addition to the 3% servicing fee based on rental revenues of the pool, which is standard for these asset-backed Securities, ALC will share 50% of the upside with the Thunderbolt equity investors on lease rates that we deliver over Ascend's benchmark forward lease rate curve. And similarly, we'll share 50% of the upside for all sales proceeds over Ascend's forward value curve.

In summary, we believe that Thunderbolt provides a strategic tool and capital solution for ALC to extend our customer relationships into the midlife space. We'll further demonstrate the value of ALC's owned assets to investors and allow us to profit from additional management income through our team's performance as these issuances begin to build.

We have always told investors that we believe in appropriate valuation methodology for ALC's business is based on our earnings and that view has not changed. We'll have much more detail about Thunderbolt forthcoming in our Investor Day in New York City on May 24, and I look forward to seeing many of you there. This concludes my comments, and I will turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Ryan. This concludes management remarks. For the question-and-answer session, each participant will be allowed to ask 1 question and 1 follow-up. Now I'd like to hand the call back over to the operator to open up the line for Q&A.

QUESTION & ANSWER SESSION

Operator: (Operator Instructions) And our first question comes from the line of Jason Arnold of RBC Capital Markets.

Jason Arnold: Hi guys. I was just wondering if you could give us color on the size of the Thunderbolt transaction and then kind of how you think of that going forward? How should we expect that to be utilized over the years ahead and maybe just from that perspective talk about the demand and then the equation for the securities?

Ryan McKenna: Thanks, Jason. So the first transaction was over $400 million in assets, in assets, excuse me. We think that we've now created a model where the bondholders in this asset-backed securities investor universe have significant demand that really was never realized before. The structure and the consistency of what we we've built in appealing to this what sort of this alignment structure that we put forward in addition to real covenants that bondholders want, I think we're taking this ABS market out of the darkness and sort of into the light of legitimate aircraft finance. What we found with the equity investors is that there is a much deeper pool of demand for these midlife assets and partnering with the best leasing platform in the business. I foresee us looking to do another one later this year and will grow it from there as demand continues. So we think there is a big opportunity here and it allows us to control these relationships into the midlife and really demonstrate our book.

Jason Arnold: Great. It sounds like a good structure. I guess, I'm just curious on, it was great detail on the supply chain delay impact. I was just wondering if you guys anticipate any sort of remediation payments out of the OEMs for the delays? Or, I guess, you got a means of addressing it with some of these recent purchases, but maybe you can kind of talk about that a little bit.

John L. Plueger: Sure, Jason. It's John. All I can tell you is that nothing is off the table. Full stop.

Operator: And our next question comes from the line of Vincent Caintic of Stephens.

Vincent Caintic: First question on the lease placements. So you have 91% of lease placements through 2019 and then 70% through 2020, which is very strong and, I think, more than you would typically have in prior years. I guess, a two-part question. One, hypothetically, if you wanted to place all the leases through 2019 or all the deliveries on lease through 2019 at your existing returns, could you do that? And then hypothetically tomorrow or and then relatively, if you could get more inventory, given that you're already at 91% placed, would you want to do so, is there a demand out there for this?

Steven F. Udvar-Hazy: Yes, I think, that's a good question. We could, in fact, place all of our remaining 2019 positions. And what we're actively doing is working with the OEMs and our airline customers to accelerate positions that we currently have in 2021, 2020 into 2019 and 2018. And we've already done a number of those on both single-aisle and widebody aircraft. So because of these Airbus delays, we are now programmatically trying to progress and bring deliveries forward. As airlines in other parts of the world might vacate or delay deliveries, we're moving very aggressively to increase our asset acquisition strategy in 2018 and '19 with new aircraft. So that will give us a little more supply of aircraft because the demand is obviously there.

John L. Plueger: And we feel confident in the lease rate factors.

Steven F. Udvar-Hazy: Yes, lease rates really haven't -- haven't really changed in any significant way. And as you know, our forward placements all have a interest rate adjustment formula so that in case treasury rates or LIBOR rates go up, we are fully protected on these forward placements. At all times, we always want to leave a few aircraft available in the 18 to 36 month delivery horizon so that we have -- if we have a unique campaign that's very important strategically, we do have a small number of units that we can provide both Airbus and Boeing. So that's kind of in a nutshell our activity sheet.

Vincent Caintic: Great. That's very helpful. And then separately on Thunderbolt looking forward to more details at the Investor Day. But if you could maybe frame the investor appetite for this? So you've got Blackbird for new aircraft, Thunderbolt for midlife aircraft, so just kind of wondering who the investor base is and how much appetite is there for these management services and if there is another piece of the addressable market that maybe Blackbird and Thunderbolt may be leaving out there?

Steven F. Udvar-Hazy: Well, Vincent, I think it's quite sizable. And I think, it's -- you don't know that until you actually go out there and prove it. And when we did go out and demonstrate, I guess, the Blackbird I, we saw a dozen blue-chip insurance companies and pension funds and a family office who are excited to commit $500 million of equity. We advanced that cause, I think, with the issuance of the BBIRD asset-backed security in the fall and really shook up this whole space of issuance, because in prior ABS transactions that were being issued, they were very irregular, they were very custom and bespoke and had no consistency or real, I think, strong investor protections. We really want to use it as a bond and turn it into a real, a really compelling financing market. And you have to do that by putting those real protections forward. And what we were able to do is go share that message for 18 months leading up to it with the same type of investors who buy our unsecured paper, large money managers, funds, insurance companies. There are even some sovereigns that are involved. And we grew that universe of investors meaningfully. So in that transaction, over 60 investors have put bids and 40 were allocated bonds, which is one double what anybody else have seen. Following that, the market started to change, because there were 4 market-making banks who are on the cover and started trade papers. So for the first time you start to see meaningful trace trades and the paper started to trade tighter. We tested that again now with the Thunderbolt concept of is there a market for midlife. And it turns out that there is a significant appetite for higher-yielding shorter-duration leases with the great alignment structure with a manager, who is motivated to perform. Pivoting that to the bonds, the results were even beyond, I think, our expectations, as John said. These deals really have not been oversubscribed. I mean, Blackbird was significantly oversubscribed by 3.5x, I believe. When we went out with this deal and everyone sort of looked around saying, are there people going to be really interested in buying ABS bonds for midlife aircraft assets and when we ended up with 7.5x oversubscription on the ace, what happened was this deal priced at tighter spreads than any other aircraft ABS full stop of any age post crisis. It turned out that there were similarly 40 different accounts who got paper, and it's already traded better. I think there is a long runway with this and the depth of it, we just started to scratch the surface on both on the equity side and the debt side. And I think it's really all about Air Lease's franchise and it's a testament to what Steve, John and whole team have built, if you want to partner with us and have that type of relationships. I think there's a lot more to come.

Operator: Our next question comes from Jamie Baker of JPMorgan.

Jamie Baker: So first question for you, Steve. Mark and I were wondering little bit more clarity on Alitalia. You obviously sounded a reassuring tone. We get it's only four A330s. And I'm sure you have a more informed view on what ultimately happens. But whether or not the planes are your risk. I mean, we're still talking about 25 widebodies in total. And when I think about the dislocation that the Skymark situation had in terms of A330 values. I mean, why should -- why is this not a bigger deal than what you have implied? Why are we wrong to be concerned about this?

Steven F. Udvar-Hazy: First of all, there is a EUR 600 million sort of line of credit that Alitalia is receiving to be able to continue operations. We're speaking to the airline on a daily basis. They've reassured us that they'll continue to make their -- meet their financial obligations. The Alitalia widebody fleet really has 2 components. One is an older fleet of 777-200s, which Alitalia has had for quite a long time. And then they have a younger fleet, subset fleet of A330-200s. And these operate their primary intercontinental services across the North Atlantic and the South Atlantic, primarily. The airline is still part of SkyTeam. They still have some significant shareholders in the form of Italian banks and Etihad. And I don't believe that the government of Italy is interested in seeing this airline shut down the way Swissair shut down back in 2001. So we'll continue to monitor the activities very closely. But one of the advantages that we have over the other lessors is we have 4 identical sister ships that are young. And we've already had a number of airlines approach us to show interest in leasing these aircraft, should they become available. I cannot give you any assurances whether an aircraft will become available. And we hope that Alitalia continues to function, perhaps, in a modified form. But we believe the A330s form an integral part of their long-haul fleet. Where they have more difficulties from a financial point of view is on the short-hall, because Ryanair and easyJet and some of the other low-cost carriers like Vueling and Wizz Air have penetrated the Italian market very, very strongly, both for domestic flying and flying in and from Italy. And Alitalia is continuing to lose market share on their intra-European and domestic operations. And that's why the big bleeding has taken place. But on the long-haul, the unit costs are much more aligned with their competitors. In the short-haul market, unfortunately, their unit costs are significantly above the low cost leaders, Ryanair, easyJet, Vueling and Wizz. So that sort of in a nutshell the way I would sort of give you an overview of the the situation.

John L. Plueger: Jamie, let me just add. We've actually been looking at this now for, I would say, we have been monitoring the financial results of Alitalia. And we've been looking at this now for, I would say, up to a year. And just as contingency planning and to Steve's point on the 4 sister ship A330-200s, let me also point out, in my remarks, I told you that the Airbus delays will continue through 2018 and will also include the A330neos, the Roll's powered A330neos. In light of that, I can only tell you that we've been mining scenarios and in contact with airlines on trying to solve that problem, which these 4 A330-200s could actually help very critically in a couple of different situations. So I think my message to you is that, we don't start action today. This is something we've had in our contingency planning now for quite some time in the unlikely event that at that -- a year ago, in the unlikely event that we would get them back.

Jamie Baker: Right.

John L. Plueger: I think, for the reason Steve has outlined, it's probably unlikely we're going to get them back, it's possible. But if it is, but if we do, we feel pretty good about the scenarios and the discussions we have with several airlines concerning the placement of these. 4 sister ships is just the right number. 20 sister ships is too much and 2 is not enough. So we're in a good -- we're in a road nobody wants to have these situations come up. But since we do, I think, we're in a pretty comfortable spot overall.

Steven F. Udvar-Hazy: Jamie, let me just make one other sort of broader comment and it goes back to what Ryan was saying earlier. The investors in Blackbird and Thunderbolt want to invest with the best leasing platform in the business. And let me tell you a small example of that in relation to Alitalia. If you turn the clock back 24 months ago, we had 15 aircraft at Alitalia, 15 aircraft, including the 4 A330s. We had 11 other E-Jets, 175s and 190s. And we programmed the disposition of the 11 of those aircraft in 2016. So we exited a significant part of our Alitalia exposure, recognizing that the airline did have some structural weaknesses, particularly in their European network. So in a 2-year period, we've gone from 15 airplanes at Alitalia to 4 airplanes plus 1 managed E-Jet at Blackbird. So I think that tells you what John was saying. We're proactive. We're not reactive, we're proactive in managing these fleet exposures.

Jamie Baker: That's excellent. And for a second question, having spent time with Boeing recently, they made 2 comments that I found were interesting. One, as it relates to the Middle Eastern airline industry, Boeing's view currently is that there is enough twin-aisle demand in China that they'd be able to sop up any and all aircraft that, that might not make their way to the ME3. And second Boeing also now considers the low cost long-haul model to be legitimate and that was not the case 10 or 12 months ago. Any thoughts on these 2 statements? I realize it's nothing uniquely Air Lease specific, but...

John L. Plueger: It's a fair point. I do think it's true, Jamie. We do think it's true. I just finished a week in China. I just came back 2.5 weeks ago. I do think the widebody market is stronger in China. In fact, a lot of our discussions at Air Lease with the airlines I visited, including most of the major airlines in Air China, did focus around widebodies. So I do believe that China is a good source for a lot of widebodies that might become -- that were originally destined for the Middle East, but might end up being in China. Whether they absorb all of them or not, I really can't comment on that. And the other aspect of sort of Boeing's turnaround view on long-haul widebodies is that, look, we are seeing that today. Look, what Norwegian's doing. It's become a fact of life in a new low-cost environment way different from the people's expressive hundreds of years ago. The fact the matter is it's here. And we will continue to watch and the industry will watch how it evolves. But I think, Boeing's comment is just simply a reflection of reality.

Steven F. Udvar-Hazy: Yes, Jamie, I just came back from the Middle East last week and visited a number of airlines in that region. I think Boeing is making sort of a generalized statement. I'm not sure the exact quantities of aircraft that would come out of softness in the Middle East are going to be symmetrically identical for Chinese demand. What I can tell you that the order book of the Middle East carriers is weighed heavy -- very heavily toward A380s and 777xs. In fact, a very large portion of the backlog of the 777Xs are from the Middle East. I'm really not sure that the low-cost carriers are in the market for that end of the airplane size category. What we're seeing more is potentially used 777-200s, 787-8s to 787-9s, A330 like level, the IAG carrier is going to use A330-200s. I don't think a lot of that demand from low cost will be in the 777X or A350-1000 or A380 category.

Operator: And our next question comes from the line of Michael Linenberg of Deutsche Bank.

Michael Linenberg: Couple of questions here. When I look at your unsecured revolving credit line, it's been boosted again and there is a lot of capacity. And this may be a question for Greg to chime in on as well. What's -- like, how should we think about what's the appropriate size? Like what's -- is there a rule of thumb there or is the recent upsizing of it is that just -- maybe you -- should we read into that, that maybe there are going to be more opportunities on the horizon, and you want to just have enough dry powder to take advantage of it?

Gregory B. Willis: I think, the way I look at it, it's a very valuable piece of liquidity that our global banking group provides. So I'd like to thank them for all of their support. We use it. It gives us a lot of financial flexibility to allow us to time when we issue longer dated fixed rate paper. So the facility is fantastic for us. So I expect it to grow a little bit every year as we continue to grow as a company. So I don't know if there is a specific number, but we're very happy with our $3.7 billion facility. We increased it throughout the year, $500 million, roughly 17%. The pricing is working very well for us at LIBOR plus 105. And I think the banks appreciate the utilization on it. We target anywhere between 30% and 50% utilization and that excess capacity gives a lot of financial flexibility.

John L. Plueger: Look, it just grows with our balance sheet quite naturally and quite easily in these increases in size and as well with our investment grade ratings now at the BBB level with S&P and Fitch an A- with Kroll. The pricing gets modified accordingly. The extension -- it's quite an easy natural pacing with our asset growth.

Steven F. Udvar-Hazy: And from a board policy perspective, it is a nice cushion to have in case we run into adverse times. So we generally try to run it around twice our annual revenues. It's kind of a rough benchmark. It's not a scientific one, but that's kind of. So if our annual revenues are around $2 billion, we probably want to have about $4 billion in aggregate unsecured facility.

Michael John Linenberg: That's very helpful. Then my second question, no pun intended, but don't want to steal the thunder from the Investor Day. But I'll tell you just going through that structure that 3% of servicing fees and then the point about the 50% upside sharing that with the participants as it relates to, I guess, lease rates above Ascend's lease rate curve and forward value curve. What -- I don't want to get too much into the weeds here, but is that something that gets measured every year? Or is that get -- as Ascend makes their change to their forecast then that's the point at which it's determined to split the difference, like -- like, how do you appropriately read that into the structure?

Ryan McKenna: So I will -- I think it's going to be really effective when we have a whole bunch of slides. We can show you exactly how it works, because we intend for the first time to do that. I think part of the thing that I've been frustrated by is the lack of information sharing that so many of these structures and so many of how these work have ever been – just not shared. And I think that's been a big challenge for getting investors comfortable both for equity buyers of these deals, for the bondholders, for Air Lease public, every -- all the constituencies. And we now got something that we're very happy to share. So we put it in the OM, the existing lease stream of this pool is about 35% above the Ascend levels. And we never wanted to share this stuff before. So now we're going to share it. And we'll actually show you the math of how this can build over time.

So I would prefer to do it when I can actually lay out all the slides, but the question was is it fixed today or is it moving. It's fixed as of today and it gets measured over today’s benchmark. So we know the rates going forward for the next -- to the end of the life of all these planes, and then we'll show you how it actually works at the Investor Day.

Operator: And our next question comes from the line of Rajeev Lalwani of Morgan Stanley.

Rajeev Lalwani: Steve, John, a question for you. Boeing has talked a bit more seriously about bringing a MAX 10 aircraft to the market and maybe a 797 as well. What are your thoughts on the proposition and how does that impact maybe your order book and the existing market out there?

Steven F. Udvar-Hazy: We're more interested in the 797, than another derivative of the 737. Based on what we've seen so far.

Rajeev Lalwani: Okay. Another question for you as it relates to your ROEs, you guys have done a pretty good job in terms of growing it over the years. Where does that start to plateau? How do you guys think about the margin and return? And your growth seems like, Thunderbolt might be another way to step it up, but just some thoughts would be great.?

Gregory B. Willis: Yes, I don't think we've given color as to where we think it goes. I think the ROE that we posted is quite strong. I think there is also some ways for it to continue to expand. I think we have some slides there on our Investor Day that cover it, but we still have some high yield unrated notes that we have in our capital structure. We're looking to build our management business. And we also look to benefit from operating leverage.

Ryan McKenna: I'd only supplement to say with the ROEs that we're actually producing now, I think that really makes the question of where the valuation currently is. I think we like to see that current ROEs be more adequately and accurately reflected in our public equity valuation. And I agree with Greg, we haven't given a exact where it's going, but all of these different strategic initiatives that supplement the core business, and don't forget the core business is in great shape which is why the ROE is where it is, will help to continue inch that up and that's what all of us are focused on.

Steven F. Udvar-Hazy: And as we improve our balance sheet quality and improve our ratings, we want to maximize the differential between our lease income and a cost of financing. So that's another ongoing activity to drive down the absolute overall cost of funding the business and then through the basic core business, the management income and opportunistic transactions like the ones we described with -- on the 11 Pegasus 737-800s. Those are the type of things that drive up ROE even to higher levels.

Operator: And our next question comes from the line of Kristine Liwag of BoA.

Kristine Liwag: For airlines who are interested in picking up the 4 A330s from Alitalia, how much of a pricing variance are they willing to pay compared to Alitalia's current contract terms? And also would the cash reserves you have on Alitalia cover the difference?

John L. Plueger: Well, Kristine, I'll only say this, we don't have those deals done yet, but we have a lot of different opportunities. So while I'm not going to project how much vis-à-vis the Alitalia lease rates are going to get. We have said is that we feel pretty good about our space we have available and particularly, using these aircraft to solve other problems. And in that context, my expectation is that the lease spreads placement that we would get will be consistent with our forward average lease rate factor that we have on our forward placements of our fleet looking at here today. In terms of the security deposit package, it's pretty robust. Actually, it's pretty strong. And so, as Steve indicated, we get these security packages with cash reserves and cash deposits, specifically for this kind of thing. This is not the first time that this management team has witnessed this kind of thing. So I think, in summary, number one, we feel pretty confident about follow-on lease rate factors on these A330-200s consistent with our forward placements, both new and used, as we see them today, these lease rate factors that weighted average. And then the bottom line is, these very security, this pad is, the security deposit and cash reserve packages will keep us in a good position and well covered as we -- if we need to transaction these aircraft out.

Steven F. Udvar-Hazy: So we have adequate cushion we believe. Of course, on a short-term lease for 3 or 4 years that would be a different lease profile, if we were to place these aircraft versus a 10- or 12-year lease. So it's kind of hard to comment that what the lease rate is. It depends on the kind of transaction that we would put together and whether it's a bridge to an A330neo or an A350 solution at an airline or long-term placement. And at this point, as I said earlier, Alitalia is performing. The aircraft are being utilized 12, 13 hours a day, each of them. So we're not at a panic button point.

Kristine Liwag: That's a helpful color. Maybe a question for Greg. Greg, with the CapEx shift from the aircraft delivery delay, how much excess cash would you be holding until deliveries catch up?

Gregory B. Willis: Excess cash. I guess, I'm not clear with what you're asking. Are you saying...

Kristine Liwag: Would you have flexibility in delaying your funding as well for those deliveries?

Gregory B. Willis^ Are you saying with regards to PDPs? I think the PDP is scheduled...

Kristine Liwag: Yes, exactly.

Gregory B. Willis: Absolutely. But we've done -- I mean, our CapEx, as I highlighted earlier in my remarks, is with the incremental step that we picked up is largely in line with what we thought it was going to be last quarter. But clearly, there is -- we monitor PDP schedules and we look at when we ultimately think an airplane is going to deliver and adjust accordingly.

Operator: And our next question comes from the line of Moshe Orenbuch of Crédit Suisse.

Moshe Orenbuch: I guess, it's somewhat related to the demand that you saw for Thunderbolt. But could you touch -- talk a little bit about how you anticipate that kind of changing? Because you did 2 things in the quarter, you did both that transaction and actually bought existing aircraft that's not from your order book. So any sense as to how much of that activity we could see kind of over the next couple of years?

John L. Plueger: Well, Moshe, we -- I mean, that's a routine part of our business. In that aspect, it's really nothing new. Every quarter and every year and past several years, we've always bought incremental aircraft. Sometimes we buy both new and used. Sometimes we have opportunities with the manufacturers on new stuff and sometimes we have a Pegasus situation. So I think the beauty here is there's really nothing different than we normally do. The thing I'd point to you is that we are evolving strategically. And Thunderbolt, this project Thunderbolt is part of that. As we see the market evolved and as we now believe we've tapped, we've tapped into new capital market sources with Thunderbolt and Blackbird Capital. We are using them. So I think it's a very progressive evolutionary approach in our strategy that we're taking advantage as we find these market opportunities in the capital markets, as well as we continue to pursue our normal course, which is buying great aircraft under great prices, whether they'd be new or used.

Ryan McKenna: I would agree with that, and I would point out to both, I think, Blackbird and Thunderbolt, they’re financial solutions or financial extensions to the business that we see, right. The first thing and most important core is the airline customers and the demand for the planes. And what I think we've tried to build with these 2 different platforms is create a financing solution that allows us to extend the capabilities of what our business can serve. And the great news is now the templates are out. It's much easier to follow on templates as opposed to creating them. And when you start to put these things out, a number of inbound requests become rather exciting, I would say. And when you see the progression of what's happening in the asset-backed market with the real issuer like Air Lease coming to market and putting out a better structure, there seem to be some significant opportunities to rationalize that and we saw that, and we're taking advantage of it.

John L. Plueger: Yes, let me just add another comment and I alluded to it in my remarks. I mean, look, last quarter, we were serious and we told you that there would be minimal or no incremental sales this quarter. Why? Because over the last couple of years, we've ever hear, we actually sold more aircraft than we anticipated at the beginning of the year. We have an E-Jet opportunity, that was a right thing for our company to do. So that marketplace remains very, pretty -- the overall marketplace for selling our used portfolio aircraft remains very, very strong. And for us, it's more about the balance of how much do you want to sell. And we are balancing the core of our earnings and our leasing platform with harvesting gains from aircraft as they age and mature as appropriate. So for us, it's much more of a balanced question of how much do we want to sell and when and what point in time. And we now have the luxury and a repeatable platform between Blackbird, Thunderbolt, our current -- our normal other buyers of aircraft that we normally use. We are building a menu of aircraft sales outlets just as we have a menu of debt providers and that's a great position to be in.

Steven F. Udvar-Hazy: I also want to comment that to the extent we have opportunistic acquisitions of aircraft, good aircraft between 5 and 8 years old. Some of those aircraft may become products that we can later on in 12 to 24 months package into the next Thunderbolt transaction.

Ryan McKenna: I think it goes like the strategy Steve would always tell~~s~~ me. It's like, Ryan, we sell these airlines -- these airplanes to other leasing companies, other financial buyers. The airlines bristle because they did the deal with us. And they want us to be as their relationship. And so trying to find sort of a hybrid solution to meet Air Lease's corporate financing needs where we've got our investment grade balance sheet and our new planes coming, but still extend those relationships is what this was all about. And I do think there's more coming hopefully more this year or next to keep building out this over time.

Moshe Orenbuch: Got it. And just to follow-up on just a couple of more mundane and accounting sort of things. The increase in the depreciation quarter-to-quarter, you've kind of alluded to it is being more of lack of suspended depreciation? Is that...

Gregory B. Willis: Depreciation actually went up in line with the, with the increase in average assets. So you have average assets and that didn't -- average is skewed based upon -- if you do just a straight quarterly math, it doesn't affect given the fact that 40% of our CapEx took place in the last 2 [weeks to a] quarter.

Moshe Orenbuch: Got it, perfect. Thanks so much.

Steven F. Udvar-Hazy:  If we take delivery of a plane on January 5, the depreciation for that quarter is 85, 86 days. Where as if we buy the plane on March 28, there's only a couple of days of depreciation for that quarter. So depending on the timing of when we actually acquired the asset, that's when the depreciation clock starts. So it's really driven by the delivery dates of these various new aircraft.

Gregory B. Willis: And the same works for the lease rate factor as well.

Moshe Orenbuch: Got it, OK. Thanks very much.

Gregory B. Willis: No problem.

John L. Plueger: Thanks Moshe.

Operator: Thank you. Our next question comes from the line of Scott Valentin of Compass Point. Your line is now open.

Scott Valentin: Thanks and good afternoon. Just a quick question on the accounting I just want to confirm it's a discrete item, onetime item for tax?

Gregory B. Willis: It's a discrete item in the quarter. The new accounting rules will make us do it every time. It will probably be a discrete item in Q1 for us every year. But it will depend on how our stock comp is valued between book and tax.

Scott Valentin: Okay. All right. But the tax rate to return to more normal.

Gregory B. Willis: But at the end of the day, I probably should have highlighted the fact that at the end of the day, we're still not a cash taxpayer as a function of our depreciation schedule and a difference between book and tax. So whether our effective tax rate is 35.5% or 36.7%...

Steven F. Udvar-Hazy: 25%.

Gregory B. Willis: Or 25% as Steve pointed, right now, there will be no difference in our cash tax rate.

Scott Valentin: All right. Since Steve mentioned 25% rate, hypothetically, is that what you enacted? I mean, so, obviously, book value grows faster, cash flows are unchanged for the most part. What do you guys do with the excess equity then? Do you grow the fleet faster? Do you return more capital to shareholders? Is it kind of all the above?

Gregory B. Willis: I think, right now, it might be too soon to comment. I think we need to first figure out what's going to happen with taxes. And then, when that -- when we see what ultimately is and what the tax plan is.

Steven F. Udvar-Hazy: We'll let you know.

John L. Plueger: Yes, we'll let you know.

Steven F. Udvar-Hazy: Because the statutory rate is one thing, whether it's 15%, 20%, 25%, 27 1/2% and 22%, whatever it's going to be, but then we also have look at the different treatments for foreign assets that we have with airlines outside the U.S., domestic assets, [will be needing] modifications to the tax depreciation policies, how will they treat aircraft that originate in the U.S. versus say a foreign built aircraft. So there's a lot of different components that we’ll have to analyze. And we had a lot of robust discussion on this in our board meeting yesterday. So once we know the new tax law as it pertains to corporations and multinationals like ourselves, we'll have a much better way of how we deploy that additional excess capital. But we'll try to maximize shareholder return, whether it's through acquisition of assets or increasing robust return to shareholders.

John L. Plueger: Don't forget, Scott, you're talking to some larger shareholders, as we speak.

Scott Valentin: OK fair enough, I appreciate it. Thank you.

Operator: Thank you. And our next question comes from the line of Helane Becker of Cowen and Company. Your line is now open.

Helane Becker: Thanks operator, thanks guys for getting me in here. I just have 2 questions, real quick. My first question is, I noticed in a trade magazine about a month or so ago, maybe a little bit less that, Eastern Airlines was cited that is having returned a 737 to you. And I know that in these trade journals things get reported incorrectly, and I'm just wondering if, a, that was true; b, if it was true, is it already released, is there or you know whatever? Anything you can say about that would be helpful.

Steven F. Udvar-Hazy: Yes, we did have a business-friendly return of a 737-800 that we negotiated with Eastern. We had another airline that wanted to enter into a long-term lease. And we worked on a commercially friendly arrangement with the current shareholders of the airline in a mutually beneficial manner. And that aircraft was leased to an airline in Europe, and it's already flying and operating with this foreign airline. So it was not a default situation. It was purely a commercial understanding that made sense for 3 different parties: Eastern, Air Lease and the other airline involved.

Helane Becker: Okay, great. Thank you. And then my other question is. Just on in the press release, you put in your geographic concentration, again. And I noticed that there's some shifts like with Europe being up,

China being down. Is that something U.S. is up and Canada is up? I mean, is that just moving aircraft around based on the delivery schedule that you had? Or is that a concerted effort to kind of refocus the portfolio in other markets?

John L. Plueger: Yes, I mean, look, it's a little bit of both. As we go forward at our forward (inaudible), Asia is still about 45% of our business overall. China is still about half of that. And we are mindful of country concentration lists, so limits and concerns. Having said that, China, as I said, is growing very robustly on the airline side still. But if you just specifically look at our forward placements going on by customers, the forward placements, including for today, now that China are going down. They're below that 22 to 23, but well below that 22% to 23% threshold. So if we did nothing more in China and I'm not saying that we were not, that's not at all the posture. I'm just saying that we've already delivered the majority of aircraft into China. And so that as a percentage of our deliveries going forward, that's going to go down, which is going to drive China down. But that was also part of our strategy you know of looking forward. And we did the business in China that we did with a view of long-term, 4, 5, 6-year view of how would these pan out by the 2020 time frame. And that's exactly, their panning out exactly as we had planned them. So you know so it's 50:50. We planned it this way. And by virtue of the deliveries into China being much less of forward component of our deliveries, you will see that China portion go down.

Steven F. Udvar-Hazy: But in terms of Asia, I think, if you kind of look at the next 2 to 3 years, we have a lot of deliveries going to Asian Airlines that are not Chinese Mainland airlines, right. We have a lot of activity. We have widebody aircraft going to Taiwan EVA Air. We have widebody aircraft and single-aisle going to Vietnam Airlines. We have A350s going to Malaysia later this year and early next year. We've recently done some placements in Indonesia. So there is a robust activity in Asia overall. And I think if you sort of take a crystal ball looking forward, Asia will continue to be very strong part of our business. But Asia, other than Mainland China, will probably a greater percentage by a small amount in China overall.

John L. Plueger: And this gives you opportunity just to count one more thing, Helane. You remember even a year ago, we were getting some heat from you all about our China exposure. I told you back then, don't worry, it's under control, it's managed, and it is going to go down naturally and strategically. And that's exactly what's happening.

Helane Becker: That is a very fair statement. And thanks guys.

John L. Plueger: Thank you, have a nice evening.

Operator: Thank you. And our next question comes from the line of Christopher Nolan of FBR and Company. Your line is now open.

Christopher Nolan: Hi, thanks for taking my call. Ryan, on Thunderbolt. Are all the lower tranches of the ABS sold to third-party investors or they were held back or retained by the equity?

Ryan McKenna: No, they were all sold. The A, Bs and Cs were all sold. The E nodes were the only ones that were sold to the third-party equity investors, but the other 3 were done in bond format and 144A, Reg S. Air Lease has 0 equity in the deal. There were -- this is a complete ongoing sale.

Christopher Nolan: And Steve, given your comments in terms of Boeing's view that the LCC long-haul market is here to stay. And given what I understand Alitalia issues were high labor costs, doesn't this sort of prelude to other high labor cost transatlantic carriers going down the same path as Alitalia just because the LCCs start eating into their market?

Steven F. Udvar-Hazy: Well, I think you have to look at the transatlantic market for more than just the Alitalia perspective. There is a very, very high level of high yield traffic across the North Atlantic. And so the legacy airlines, I think, service that very effectively. But there is a growing leisure market, which is very price-sensitive. And that's where we see airlines like Norwegian and WOW Air out of Iceland, where they're offering very, very low fares. With similar pricing structures as we see with Spirit and Allegiant and Frontier in the U.S.

you buy a very low cost ticket, but then anything else you want to add to, whether it's food or baggage or anything else, it's incremental. So it's sort of a segmented revenue structure where the base fares are very low. And at those levels, the legacy airlines really can't make money. But the legacy airlines mix that traffic with both business and in many case first class yield, which are very healthy plus they carry a lot of cargo, which traditionally the low cost carriers do not really emphasize cargo as a supplemental form of revenue. So I would not say that a higher cost carrier is doomed across the Atlantic. What we do see is more segmentation between the low end of the market and the full service end of the market.

John L. Plueger: Chris, let me just add that when you see the low cost or ultra-low cost guys going long-haul, especially over the Atlantic, don't forget that. Yes, it does provide more fair competition to the legacy guys and all the things that Steve was saying. But it also overall stimulates the market and stimulates the traffic. So it's not all just at the expense of the legacy carriers. There is some benefit. It was stimulation of the overall traffic, because not everybody flying, the low cost guys will always just stick to the low cost side.

Steven F. Udvar-Hazy: That the pie gets bigger.

John L. Plueger: The pie gets bigger and I think that's an important competent. So -- and that's actually when you look back on it, that's really what the whole low cost market did even from the beginning. It actually provided us much of a stimulus than anything else. Yes, it has had an impact on the legacy carriers and the yield, et cetera, but don't forget about the traffic stimulation component.

Christopher Nolan: Great, thank you Steve and John.

Steven F. Udvar-Hazy: Thank you.

Operator: Thank you. And our next question comes from the line of Jason Arnold of RBC Capital Markets. Your line is now open.

Jason Arnold: I'm back for just a couple of quick follow-ups. Just one was on the timing of deliveries of next quarter. I think you gave the totals, but I was just curious if there was any back-end, front-end loading and maybe for the next couple of quarters, if you have any color on that?

Gregory B. Willis: Right now, that's about mid-quarter, but that all can change. So I'm willing to say that for Q2. Q3, we'll see. We'll give you an update next quarter on Q3 .

Steven F. Udvar-Hazy: Yes, the further out we go, the more difficult it is to forecast, particularly with Airbus right now with the engine issues, with Pratt and CFM

John L. Plueger: Jason, don't forget about the comment that I made, which was on the Pegasus 11 aircraft incremental 5. Of those 11 are currently scheduled for delivery by the end of Q2.

Jason Arnold: Okay. That's helpful. Thank you. And then just one last one. You obviously had the substantially higher cost debt maturing at the end of the first quarter. And I'm just wondering if you'd be willing to give us kind of a snapshot of what your weighted average borrowing cost would be ballpark right now relative to the end of the quarter?

Steve F. Udvar Hazy: You mean, both paying off $1.1 billion.

Jason Arnold: Yes, correct.

Gregory B. Willis: I mean, it's going to fluctuate throughout the quarter, but it's going to go down from the mid-3s towards the low 3s. But that's going to move around based upon the timing of follow on fixed rate issuances.

Jason Arnold: That's perfect. I just merely want to illustrate that it's a pretty big size of improvement. So, thanks a bunch for the color. I appreciate it.

John L. Plueger: Thanks Jason.

Operator: Thank you. And I'm showing no further questions at this time. I would now like to turn the call over to Ms. Mary Liz DePalma for closing remarks.

Mary Liz DePalma: Thank you. This concludes our call for today. We appreciate your participation. We look forward to seeing everyone at our Investor Day on May 24 in New York and then, again, speaking to you on our earnings call following the second quarter. Operator, you can now disconnect the lines.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Everyone, have a great day.